Exhibit 10.3

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.  Double asterisks denote omissions.

SECURITY AGREEMENT

This SECURITY AGREEMENT (this “Agreement”) is entered into as of August 7, 2019, by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 275 Grove Street, Suite 2-200, Newton, Massachusetts 02466 (“Bank”) and AKEBIA THERAPEUTICS, INC., a Delaware corporation (“Debtor”), with an office located at 245 First Street, Suite 1400, Cambridge, Massachusetts 02142.

RECITALS

Debtor has executed and delivered a certain Unconditional Guaranty of the obligations and liabilities of KERYX BIOPHARMACEUTICALS, INC., a Delaware corporation (“Borrower”), to Bank, dated as of the date hereof (as may be amended, restated or otherwise modified from time to time, the “Guaranty”). Bank has entered into that certain Loan and Security Agreement by and between Borrower and Bank, dated as of July 18, 2018 (as may be amended, restated, or otherwise modified from time to time, the “Loan Agreement”).  Borrower has requested that Bank consent to the sale and transfer of certain Collateral (as defined in the Loan Agreement) to Debtor, and Bank has agreed, but only upon the condition that Debtor execute and deliver this Agreement to secure the payment and performance of the obligations and liabilities of Debtor under the Guaranty (the “Liabilities”) in accordance with the terms of this Agreement.

AGREEMENT

The parties agree as follows:

1.CREATION OF SECURITY INTEREST

1.1Grant of Security Interest.  Debtor hereby grants to Bank, to secure the payment and performance in full of the Liabilities, a continuing security interest in, and pledges to Bank, the property described in Exhibit A attached hereto (the “Collateral”), wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.  Debtor represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien).

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Liabilities (other than inchoate indemnity obligations) are terminated and repaid in full in cash.  Upon payment in full in cash of the Liabilities (other than inchoate indemnity obligations)and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Debtor’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Debtor.

1.2Financing Statements.  This Agreement constitutes an authenticated record which authorizes Bank to file such financing statements as Bank determines appropriate.  Debtor hereby authorizes Bank to file financing statements, without notice to Debtor, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Debtor or any other Person, shall be deemed to violate the rights of Bank under the Code.  Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

1.3Delivery of Additional Documentation Required.  Debtor shall from time to time execute and deliver to Bank, at the request of Bank, all financing statements and other documents that Bank may reasonably request, in form and substance reasonably satisfactory to Bank, to perfect and continue Bank’s security interest in the Collateral.  Notwithstanding the foregoing, Debtor shall not be required to deliver to Bank any Control Agreements.

2.REPRESENTATIONS AND WARRANTIES.  Except as otherwise expressly set forth in the Perfection Certificate executed by Debtor as of the date of this Agreement, Debtor represents and warrants as follows:

2.1Due Organization, Authorization; Power and Authority.  Debtor is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Debtor’s business.  In connection with this Agreement, Debtor has delivered to Bank a completed certificate signed by Debtor, entitled “Perfection Certificate” (the “Perfection Certificate”).  Debtor represents and warrants to Bank that (a) Debtor’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Debtor is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Debtor’s organizational identification number or accurately states that Debtor has none; (d) the Perfection Certificate accurately sets forth Debtor’s place of business, or, if more than one, its chief executive office as well as Debtor’s mailing address (if different than its chief executive office); (e) Debtor (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Debtor and each of its Subsidiaries is accurate and complete (it being understood and agreed that Debtor may from time to time update certain information in the Perfection Certificate after the Effective Date (by delivering a new Perfection Certificate or by disclosing such updates on a Compliance Certificate) to the extent such updates are resulting from actions, transactions, circumstances or events not prohibited by the terms of this Agreement).  If Debtor is not now a Registered Organization but later becomes one, Debtor shall promptly notify Bank of such occurrence and provide Bank with Debtor’s organizational identification number.

The execution, delivery and performance by Debtor of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Debtor’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Debtor or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Debtor is bound.  Debtor is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Debtor’s business.

2.2Collateral.  Debtor has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or as permitted pursuant to Section 4.2.  None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 4.2.

All Inventory is in all material respects of good and marketable quality, free from material defects.

Debtor is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, (c) material Intellectual Property licensed to Debtor and noted on the Perfection Certificate, (d) Intellectual Property that constitutes a Permitted Lien, and (e) Intellectual Property that is licensed by Debtor to a third party in an arm’s length transaction.  Each Patent which it owns or purports to own and which is material to Debtor’s business is valid and enforceable, and no part of the Intellectual Property which Debtor owns or purports to own and which is material to Debtor’s business has been judged invalid or unenforceable, in whole or in part.  To the best of Debtor’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Debtor’s business.

Except as noted on the Perfection Certificate or as otherwise disclosed to Bank pursuant to Section 3.5(b), Debtor is not a party to, nor is it bound by, any Restricted License.

2.3Litigation.  There are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Debtor or any of its Subsidiaries involving more than, individually or in the aggregate, [**] Dollars ($[**]).

2.4Financial Statements; Financial Condition.  All consolidated financial statements for Debtor and any of its Subsidiaries delivered to Bank fairly present in all material respects Debtor’s consolidated financial condition and Debtor’s consolidated results of operations.  There has not been any material deterioration in Debtor’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

2.5Solvency.  The fair salable value of Debtor’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Debtor’s liabilities; Debtor is not left with unreasonably small capital after the transactions in this Agreement; and Debtor is able to pay its debts (including trade debts) as they mature.

2.6Regulatory Compliance.  Debtor is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Debtor is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Debtor (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law the violation of which could reasonably be expected to have a material adverse effect on its business.  None of Debtor’s or any of its Subsidiaries’ properties or assets has been used by Debtor or any Subsidiary or, to the best of Debtor’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Debtor and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

2.7Subsidiaries; Investments.  Debtor does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

2.8Tax Returns and Payments; Pension Contributions.  Debtor has timely filed all required tax returns and reports, and Debtor has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Debtor except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed [**] Dollars ($[**]).

To the extent Debtor defers payment of any contested taxes, Debtor shall (i) if such contested amount is in excess of [**] Dollars ($[**]), notify Bank in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.”  Debtor is unaware of any claims or adjustments proposed for any of Debtor’s prior tax years which could reasonably be expected to result in additional taxes becoming due and payable by Debtor in excess of [**] Dollars ($[**]).  Debtor has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Debtor has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Debtor, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

2.9Full Disclosure.  No written representation, warranty or other statement of Debtor in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading in light of the circumstances under which they were made (it being recognized by Bank that the projections and forecasts provided by Debtor in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results and such differences may be material).

2.10Definition of “Knowledge.”  For purposes of the Loan Documents, whenever a representation or warranty is made to Debtor’s knowledge or awareness, to the “best of” Debtor’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

3.AFFIRMATIVE COVENANTS.  Debtor shall do all of the following:

3.1Government Compliance.

(a)Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so maintain or qualify would reasonably be expected to have a material adverse effect on Debtor’s business or operations, provided that any Subsidiary other than Borrower may merge or consolidate in accordance with Section 4.3 hereof, or liquidate or dissolve provided that in connection with such dissolution or liquidation all assets and property of any such Subsidiary shall be transferred to Debtor, Borrower or another Subsidiary.  Debtor shall comply, and shall have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, except for such noncompliance with which could not reasonably be expected to have a material adverse effect on Debtor’s and Borrower’s business taken as a whole.

(b)Obtain all of the Governmental Approvals necessary for the performance by Debtor of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property.  Debtor shall promptly provide copies of any such obtained Governmental Approvals to Bank.

3.2Taxes; Pensions.  Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Debtor and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 2.8 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

3.3Access to Collateral; Books and Records.  At reasonable times, on [**] notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Debtor’s Books.  In each case, such inspections and audits shall be conducted no more often than [**], unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Bank shall determine is necessary.  The foregoing inspections and audits shall be conducted at Debtor’s expense and the charge therefor shall be [**] Dollars ($[**] (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable and documented out-of-pocket expenses.  In the event Debtor and Bank schedule an audit more than eight (8) days in advance, and Debtor cancels or seeks to or reschedules the audit with less than eight (8) days written notice to Bank, then (without limiting any of Bank’s rights or remedies) Debtor shall pay Bank a fee of [**] Dollars ($[**] to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

3.4Insurance.

(a)Keep its business and the Collateral insured for risks and in amounts standard for companies in Debtor’s industry and location and as Bank may reasonably request.  Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Debtor, and in amounts that are satisfactory to Bank.  All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee.  All liability policies shall show, or have endorsements showing, Bank as an additional insured.  Bank shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(b)Ensure that proceeds payable under any property policy are, at Bank’s option, payable to Bank on account of the Obligations.  Notwithstanding the foregoing, (i) so long as no Event of Default has occurred and is continuing, Debtor shall have the option of applying the proceeds of any casualty policy up to [**] Dollars ($[**]) in the aggregate for all losses under all casualty policies in any [**], toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (A) shall be of reasonably equal or similar value (individually or in the aggregate) as the replaced or repaired Collateral and (B) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (ii) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations.

(c)At Bank’s request, Debtor shall deliver certified copies of insurance policies and evidence of all premium payments.  Each provider of any such insurance required under this Section 3.4 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Bank, that it will give Bank [**] prior written notice before any such policy or policies shall be materially altered or canceled.  If Debtor fails to obtain insurance as required under this Section 3.4 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 3.4, and take any action under the policies Bank deems prudent.

3.5Protection of Intellectual Property Rights.

(a)(i) Protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise Bank in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property; and (iii) not allow any Intellectual Property material to Debtor’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b)Provide written notice to Bank within thirty (30) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public).  Debtor shall take such steps as Bank reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

3.6Litigation Cooperation.  From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Debtor and its officers, employees and agents and Debtor’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Debtor.

4.NEGATIVE COVENANTS.   Debtor shall not do any of the following without Bank’s prior written consent:

4.1Dispositions.  Convey, sell, lease, transfer, assign, or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers [**].

4.2Changes in Business, Management, Control, or Business Locations.  (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Debtor and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; (c) [**]; or (d) permit or suffer the consummation of any Change in Control.

Debtor shall not, without at least thirty (30) days prior written notice to Bank: (1) [**], (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.  If Debtor intends to [**].  If Debtor intends to deliver any portion of the Collateral consisting of finished goods valued, individually or in the aggregate,

[**], and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Debtor intends to deliver the Collateral, [**].

4.3Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries (other than Borrower) to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary or pursuant to a Division).  A Subsidiary other than Borrower may merge or consolidate into another Subsidiary or into Debtor.

4.4Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

4.5Encumbrance.  Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Debtor or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Debtor’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 4.1 hereof and the definition of “Permitted Liens” herein.

4.6Distributions; Investments.  (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided that Debtor may (i)  convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii)  pay dividends solely in common stock and/or preferred stock, and (iii) repurchase stock pursuant to the terms of employee stock purchase plans, employee restricted stock agreements, stockholder rights plans, director or consultant stock option plans, or similar plans so long as an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect to any such repurchase, provided that the aggregate amount of all such repurchases does not exceed [**] Dollars ($[**]; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.

4.7Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Debtor, except for (a) transactions that are in the ordinary course of Debtor’s business, upon fair and reasonable terms that are no less favorable to Debtor than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans and indemnification arrangements approved by the relevant board of directors, board of managers or equivalent corporate body), or (c) transactions permitted pursuant to Sections 4.1 or 4.3, or (d) equity investments in Borrower or Subsidiaries to the extent not prohibited by Section 4.2(d).

4.8Subordinated Debt.  (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Bank.

4.9Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Debtor’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Debtor, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.EVENTS OF DEFAULT

Any one or more of the following events shall constitute an event of default by Debtor under this Agreement (an “Event of Default”):

5.1Guaranty; Loan Documents.  If an Event of Default (as defined therein) occurs under the Loan Agreement, the Guaranty or any of the other Loan Documents.

5.2Payment Default.  Debtor fails to pay any of the Liabilities when due upon demand therefor by Bank;

5.3Covenant Default.

(a)If Debtor fails to perform any obligation under Section 3 of this Agreement, or violates any of the covenants contained in Section 4 of this Agreement; or

(b)If Debtor fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, the Guaranty or in any of the other Loan Documents, or in any other present or future agreement between Debtor and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within [**] after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the [**] period or cannot after diligent attempts by Debtor be cured within such [**] period, and such default is likely to be cured within a reasonable time, then Debtor shall have an additional reasonable period (which shall not in any case exceed [**]) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Advances will be made to Borrower during such cure period).  Grace periods provided under this Section 5.3 shall not apply, among other things, to any covenants that are required to be satisfied, completed, or tested by a date certain or as set forth in subsection (a) above;

5.4Attachment; Levy; Restraint on Business.  (a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Debtor or of any entity under control of Debtor (including a Subsidiary) on deposit with Bank or any Bank Affiliate, or (ii) a notice of lien, levy, or assessment is filed against any of Debtor’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within [**] after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Advances shall be made during any [**] cure period; and (b) (i) any material portion of Debtor’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Debtor from conducting any part of its business;

5.5Insolvency.  (a) Debtor is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Debtor begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Debtor and not dismissed or stayed within [**] (but no Advances shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

5.6Other Agreements.  If there is a default in any agreement to which Debtor is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of [**] Dollars ($[**] the result of which could reasonably be expected to have a material adverse effect on Borrower’s or Debtor’s business, taken as a whole;

5.7Judgments; Penalties.  One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least [**] Dollars ($[**]) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and/or Debtor, and the same are not, within [**] after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);;

5.8Misrepresentations.  Debtor or any Person acting for Debtor makes any representation, warranty, or other statement now or later  in this Agreement, any Loan Document or in writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

5.9Subordinated Debt.  A default or breach occurs under any agreement between Debtor and any creditor of Debtor that signed a subordination agreement, intercreditor agreement, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of the agreement;

5.10Other Guaranties.  Any guaranty of any Obligations ceases for any reason to be in full force and effect which could reasonably be expected to have a material adverse effect on the ability of the Debtor and its Subsidiaries, taken as a whole, to repay the Obligations, or any material misrepresentation or material misstatement exists now or later in any warranty or representation by Debtor in connection with Debtor’s guaranty of the Obligations, which could reasonably be expected to have a material adverse effect on the ability of the Debtor and its Subsidiaries, taken as a whole, to repay the Obligations.

6.BANK’S RIGHTS AND REMEDIES

6.1Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Debtor:

(a)declare all Liabilities immediately due and payable (but if an Event of Default described in Section 5.5 occurs all Liabilities are immediately due and payable without any action by Bank);

(b)stop advancing money or extending credit for Borrower’s benefit under the Loan Agreement or under any other agreement between Borrower and Bank;

(c)demand that Debtor (i) deposits cash with Bank in an amount equal to the aggregate amount of any letters of credit remaining undrawn, as collateral security for the repayment of any future drawings under such letters of credit, and Debtor shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any letters of credit;

(d)settle or adjust disputes and claims directly with Account Debtors for amounts, on terms and in any order that Bank considers advisable and notify any Person owing Debtor money of Bank’s security interest in such funds and verify the amount of such account.  Debtor shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit;

(e)make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral.  Debtor shall assemble the Collateral if Bank requests and make it available as Bank designates.  Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred.  Debtor grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(f)apply to the Obligations any (i) balances and deposits of Debtor it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Debtor;

(g)ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Debtor’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 4.1, Debtor’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(h)place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral;

(i)demand and receive possession of Debtor’s books and records including ledgers, federal and state tax returns, records regarding Debtor’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information (“Debtor’s Books”); and

(j)exercise all rights and remedies available to Bank under the Code, the Loan Documents or at law or equity, including all remedies provided under any applicable law (including disposal of the Collateral pursuant to the terms thereof).

6.2Remedies Cumulative.  Bank’s rights and remedies under this Agreement, the Guaranty, the Loan Documents, and all other agreements shall be cumulative.  Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Debtor’s part shall be deemed a continuing waiver.  No delay by Bank shall constitute a waiver, election, or acquiescence by it.

6.3Demand; Protest.  Debtor waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Debtor may in any way be liable.

7.CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER

The laws of the Commonwealth of Massachusetts shall apply to this Agreement.  DEBTOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE COMMONWEALTH OF MASSACHUSETTS IN ANY ACTION, SUIT, OR PROCEEDING OF ANY KIND, AGAINST IT WHICH ARISES OUT OF OR BY REASON OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT IF FOR ANY REASON BANK CANNOT AVAIL ITSELF OF THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS, DEBTOR ACCEPTS JURISDICTION OF THE COURTS AND VENUE IN SANTA CLARA COUNTY, CALIFORNIA.  NOTWITHSTANDING THE FOREGOING, BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST DEBTOR OR ITS PROPERTY IN THE COURTS OR ANY OTHER JURISDICTION WHICH BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE BANK’S RIGHT AGAINST DEBTOR OR ITS PROPERTY.

DEBTOR AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT.  EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

8.GENERAL PROVISIONS

8.1Successors and Assigns.  This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Debtor without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion.  Bank shall have the right without the consent of or notice to Debtor to sell, transfer, negotiate, or grant participations in all or any part of, or any interest in Bank’s obligations, rights and benefits hereunder.

8.2Indemnification.  Debtor shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Debtor under this Agreement or the other Loan Documents (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

8.3Right of Set-Off.   Debtor hereby grants to Bank, a lien, security interest and right of setoff as security for all Liabilities to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Debtor even though unmatured and regardless of the adequacy of any other collateral securing the loan.  ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LIABILITIES, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF DEBTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

8.4Time of Essence.  Time is of the essence for the performance of all obligations set forth in this Agreement.

8.5Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

8.6Amendments in Writing, Integration.  This Agreement cannot be changed or terminated orally.  This Agreement and the other Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.

8.7Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

8.8Survival.  All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any liabilities and obligations under the Guaranty and this Agreement remain outstanding.  The obligations of Debtor to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in this Agreement shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

8.9Amendment of Loan Documents.  Debtor authorizes Bank, without notice or demand and without affecting its liability hereunder, from time to time to (a) renew, extend, or otherwise change the terms of the Loan Documents or any part thereof, provided that Debtor or Borrower consents to such changes to the extent required under the applicable Loan Document; (b) take and hold security for the payment of the Loan Documents, and exchange, enforce, waive and release any such security; and (c) apply such security and direct the order or manner of sale thereof as Bank in its sole discretion may determine.

8.10Debtor Waivers.  Debtor waives any right to require Bank to (a) proceed against Borrower, Debtor, any other guarantor or any other person; (b) proceed against or exhaust any security held from Borrower or Debtor; (c) marshal any assets of Borrower or Debtor; or (d) pursue any other remedy in Bank’s power whatsoever.  Bank may, at its election, exercise or decline or fail to exercise any right or remedy it may have against Borrower or Debtor or any security held by Bank, including without limitation the right to foreclose upon any such security by judicial or nonjudicial sale, without affecting or impairing in any way the liability of Debtor hereunder.  Debtor waives any defense arising by reason of any disability or other defense of Borrower or Debtor or by reason of the cessation from any cause whatsoever of the liability of Borrower or Debtor.  Debtor waives any setoff, defense or counterclaim that Borrower or Debtor may have against Bank.  Debtor waives any defense arising out of the absence, impairment or loss of any right of reimbursement or subrogation or any other rights against Borrower or Debtor.  Debtor shall have no right of subrogation or reimbursement, contribution or other rights against Borrower, and Debtor waives any right to enforce any remedy that Bank now has or may hereafter have against Borrower.  Debtor waives all rights to participate in any security now or hereafter held by Bank.  Debtor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Agreement and of the existence, creation, or incurring of new or additional indebtedness.  Debtor assumes the responsibility for being and keeping itself informed of the financial condition of Borrower and of all other circumstances bearing upon the risk of nonpayment of any indebtedness or nonperformance of any obligation of Borrower, warrants to Bank that it will keep so informed, and agrees that absent a request for particular information by Debtor, Bank shall have no duty to advise Debtor of information known to Bank regarding such condition or any such circumstances.

8.11Insolvency.  If Borrower becomes insolvent or is adjudicated bankrupt or files a petition for reorganization, arrangement, composition or similar relief under any present or future provision of the United States Bankruptcy Code, or if such a petition is filed against Borrower, and in any such proceeding some or all of any indebtedness or obligations under the Loan Documents is terminated or rejected or any obligation of Borrower is modified or abrogated, or if Borrower’s obligations are otherwise avoided for insolvency, bankruptcy or any similar reason, Debtor agrees that Debtor’s liability hereunder shall not thereby be affected or modified and such liability shall continue in full force and effect as if no such action or proceeding had occurred. This Agreement shall continue to be effective or be reinstated, as the case may be, if any payment must be returned by Bank upon the insolvency, bankruptcy or reorganization of Borrower or Debtor, any other person, or otherwise, as though such payment had not been made.

9.Definitions.  Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement, with references to “Borrower” therein being deemed references to “Debtor” to the extent applicable.  The foregoing is for definitional purposes only and is not intended to impose any obligations on Guarantor other than those set forth in the Guaranty and this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first above written.

(“Debtor”)

AKEBIA THERAPEUTICS, INC.

By: /s/ Jason A. Amello
Name: Jason A. Amello
Title: Senior Vice President, Chief Financial Officer and Treasurer

(“Bank”)

SILICON VALLEY BANK

By: /s/ Clark Hayes
Name: Clark Hayes
Title: Managing Director